Exhibit 10.20

HomeAway.com, Inc

1011 W. Fifth Street, Suite 300

Austin, TX 78703

June 14, 2010

Tom Hale

tomeghale@gmail.com

Re:	Offer of Employment with HomeAway.com, Inc

Dear Tom:

On behalf of HomeAway.com, Inc., a Delaware corporation (the “Company”) and wholly owned subsidiary of HomeAway, Inc., a Delaware corporation (“HomeAway”), I am pleased to invite you to join the Company as a Chief Product Officer, reporting to Brian Sharples, Chief Executive Officer. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. You will be responsible for global technology and product organizations including program management. Direct reports will initially include the Chief Technology Officer, VP, Products and individual product managers who are working on our Global Owner Products. The effective date of your employment will be Friday, June 16, 2010.

Initially, as you relocate from California, you will be working part time (approximately 10 hours per week) and be compensated according to an hourly rate based on your salary below. During such time, you will report the hours you work on a weekly basis to Lori Knowlton, VP of Human Resources. Full time employment will commence on July 12, 2010 or such date as you and the Company mutually agree in writing.

The terms of this offer of employment are as follows:

1. At-Will Employment. You should be aware that your employment with the Company is for no specified period and constitutes “at-will” employment. As a result, you are free to terminate your employment at any time, for any reason or for no reason. Similarly, the Company is free to terminate your employment at any time, for any reason or for no reason. We request that, in the event of a resignation, you give the Company at least two weeks’ prior written notice.

2. Compensation. The Company will pay you a salary at the rate of $12,500.00 per semi-monthly pay period ($300,000 annualized) payable in accordance with the Company’s standard payroll policies, including compliance with applicable withholding. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. You will also be eligible for a target incentive discretionary bonus of up to 50% percent (fifty percent) of your gross annual earnings depending on HomeAway and personal performance as determined by the compensation committee of the HomeAway Board of Directors.

3. Stock Option and Restricted Stock Grants. Subject to approval by HomeAway’s Board of Directors, you will be eligible to receive (i) a stock option grant to purchase 400,000 shares of HomeAway’s Common Stock vesting over four (4) years with 25% of such shares vesting on the one year anniversary of your first date of employment and the remaining shares vesting in equal monthly installments over the remaining three (3) years; and (ii) a restricted stock grant of 50,000 shares of the HomeAway’s Common Stock vesting over four (4) years with 25% of such shares vesting on the one year anniversary of your first date of employment and the remaining shares vesting in equal monthly installments over the remaining three (3) years, in each case provided you continue to be an employee on each such vesting date and subject to the terms and conditions of HomeAway’s 2004 Stock Plan and the related forms of stock option and restricted stock agreement (collectively, the “Stock Agreements”). The exercise price of the option to purchase HomeAway Common Stock will be equal to the fair market value of such stock, as determined as of the date HomeAway’s Board of Directors approves of the grants.

4. Benefits. During the term of your full time employment, you will be entitled to the Company’s standard vacation and benefits covering employees at your level, as such may be in effect from time to time.

5. Relocation Assistance. To assist with your relocation and settlement, unless otherwise approved by the Company’s VP Human Resources, the Company will provide you with relocation assistance as follows:

(a) The Company will pay you a relocation allowance up to $5,000.00, less applicable taxes and withholdings, payable within thirty (30) days of your start date with the Company.

(b) The Company will pay up to $21,000 of the cost of moving your household goods (up to 14,000 lbs.) and automobiles from your former primary residence to your new primary residence.

(c) The Company will pay for up to $8,000 of the cost of up to 60 days of temporary housing in Austin.

(d) The Company will pay for up to an aggregate of $6,000 of the cost of up to 6 months of storage for your furniture and personal belongings while you are in transition.

(e) When your final move is made to the new location, you will be reimbursed for the following expenses for you and your family including your spouse, children and au pair: (i) Reasonable meals; (ii) Reasonable lodging, one night in departure location and one night en-route; and (iii) Transportation (not to exceed $4,000 total for Airfare, if move is more than 400 miles, or mileage at current rate).

(f) The Company will pay you tax gross-up to help offset the increased federal and state tax liability on non-deductible relocation expenses. Note that the tax gross-up does not apply to the relocation allowance in section 5(a) above.

The Company partners with Mobility Services International (MSI) to provide and manage relocation benefits. You will be contacted by MSI directly to review the details of your relocation assistance. This amount will be paid under our Relocation Agreement (see attached Addendum A); provided, however, that to the extent you leave employment as a result of an Involuntary Termination (as defined below) you will not be obligated to repay any of the relocation assistance described in this paragraph 5.

6. Immigration Laws. For purposes of federal immigration laws, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided within 3 business days of the effective date of your employment, or your employment relationship with the Company may be terminated.

7. Employee Proprietary Information Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information Agreement (the “EPIA”) a copy of which is enclosed for your review and execution, prior to or on your Start Date.

8. Severance and Change of Control Benefits.

(a) Effect of Termination. Pursuant to paragraph 1 above, the Company shall be entitled to terminate your employment with or without Cause and you shall be entitled to resign for any reason or no reason, subject to the following:

(i) If, within the first twelve (12) months of your employment, you suffer an Involuntary Termination as defined below (excluding any termination due to death or Disability), then, subject to the limitations of section 8(b) below, you shall be entitled to receive: (A) your salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of your salary, as then in effect (less applicable withholding), for a period of twelve (12) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) twelve (12) months’ accelerated vesting of any then unvested shares or shares subject to repurchase subject to the Stock Agreements (if approved by the Board of Directors) related to the grants described in paragraph 3 above, effective as of the date of your termination; (D) reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed; (E) the right to continue health care benefits under COBRA, at your cost, to the extent required and available by law; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(ii) If, in the second twelve (12) months of your employment, you suffer an Involuntary Termination (excluding any termination due to death or Disability), then, subject to the limitations of section 8(b) below, you shall be entitled to receive: (A) your salary through the date of termination; (B) continuing severance pay at a rate equal to one-hundred percent (100%) of your salary, as then in effect (less applicable withholding), for a period of six (6) months from the date of such termination, to be paid periodically in accordance with the Company’s normal payroll practices; (C) six (6) months’ accelerated vesting of any then unvested shares or shares subject to repurchase subject to the Stock Agreements (if approved by the Board of Directors) related to the grants described in paragraph 3 above, effective as of the date of your termination;

(D) reimbursement of all expenses for which you are entitled to be reimbursed, but for which you have not yet been reimbursed; (E) the right to continue health care benefits under COBRA, at your cost, to the extent required and available by law; and (F) no other severance or benefits of any kind, unless required by law or pursuant to any written Company plans or policies, as then in effect.

(iii) In the event of (x) a Change of Control, and (y) an Involuntary Termination of your employment upon or during the one (1) year period after the effective date of such Change of Control, you shall fully vest in the Stock Option Agreement (if approved by the Board of Directors) described in paragraph 3 above as to all of the shares of Common Stock subject to the option, including shares as to which the option would not otherwise be vested as of the date of any such Involuntary Termination.

(b) Conditions Precedent. Any severance payments and/or benefits contemplated by section 8(a) above are conditional on you: (i) continuing to comply with the terms of this offer letter and the EPIA; (ii) delivering prior to or contemporaneously with any such severance payments, and not revoking, a separation agreement including a general release of claims relating to your employment and/or this offer letter against the Company or its successor, its subsidiaries and their respective directors, officers and stockholders and affirmation of obligations hereunder and under the EPIA in a form acceptable to the Company or its successor; and (iii) in the event of an Involuntary Termination, providing the Company with written notice of the acts or omissions constituting the grounds for Involuntary Termination within ninety (90) days of the initial existence of the grounds for Involuntary Termination and a reasonable opportunity for the Company to cure the conditions giving rise to such Involuntary Termination, which shall not be less than thirty (30) days following the date of notice from you. If the Company cures the conditions giving rise to such Involuntary Termination within thirty (30) days of the date of such notice, you will not be entitled to severance payments and/or benefits contemplated by section 8(a) above if you thereafter resign from the Company based on such grounds. Unless otherwise required by law, no severance payments and/or benefits under section 8(a) will be paid and/or provided until after the expiration of any relevant revocation period. Notwithstanding the foregoing, this section 8(b) shall not limit your ability to obtain expense reimbursements or any other compensation or benefits otherwise required by law or in accordance with written Company plans or policies, as then in effect.

9. Definitions.

(a) Cause. As used herein, the term “Cause” shall mean (i) your continued failure to substantially perform the duties and obligations of your position with the Company (other than any such failure resulting from Disability which failure is not remedied in a reasonable period of time (not to exceed thirty (30) days) after receipt of written notice from the Company; (ii) any act of personal dishonesty, fraud or misrepresentation taken by you which was intended to result in substantial gain or personal enrichment for you at the expense of the Company; (iii) your violation of a federal or state law or regulation applicable to the Company’s business which violation was or is reasonably likely to be injurious to the Company; or (iv) your conviction of, or plea of nolo contendere or guilty to, a felony under the laws of the United States or any State.

(b) Change of Control. For purposes of this offer letter, “Change of Control” shall mean (i) the acquisition of the Company by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Company are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary) (each a “Merger Transaction”), unless the Company’s stockholders of record as constituted immediately prior to such Merger Transaction will, immediately after such Merger Transaction, hold at least a majority of the voting power of the surviving or acquiring entity in the same relative proportions, (ii) a sale of all or substantially all of the assets of the Company or the exclusive license of all or substantially all of the Company’s intellectual property by means of any transaction or series of related transactions, or (iii) a liquidation, dissolution or winding up of the Company. An equity financing or initial public offering shall not be considered a Change of Control for the purposes of this offer letter.

(c) Disability. As used herein, the term “Disability” shall have the meaning as set forth in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”)),

(d) Involuntary Termination. As used herein, the term “Involuntary Termination” shall mean (i) a termination by the Company of your employment other than for Cause (as defined above); (ii) without your consent, a material reduction of your duties, authority or responsibilities relative to your duties, authority or responsibilities as in effect immediately prior to such reduction; provided, however, that any reduction in duties, authority or responsibilities resulting solely from the Company being acquired by and made a part of a larger entity (as, for example, when a chief operating officer becomes an employee of the acquiring corporation following a Change of Control but is not the chief operating officer of the acquiring corporation) shall not constitute an Involuntary Termination; (iii) if applicable, without your consent, a material reduction in your base salary as in effect immediately prior to such reduction; or (iv) if applicable, without your consent, a material reduction by the Company in the kind or level of the benefits to which you were entitled immediately prior to such reduction, with the result that the your overall benefits package is materially reduced.

10. General. This offer letter, the EPIA and the Stock Agreements (if approved by the Board of Directors) covering the grants described in paragraph 3, when signed by you, set forth the terms of your employment with the Company and supersede any and all prior representations and agreements, whether written or oral. In the event of a conflict between the terms and provisions of this offer letter and the EPIA and the Stock Agreements, the terms and provisions of the EPIA and the Stock Agreements will control. Any amendment of this offer letter or any waiver of a right under this offer letter must be in a writing signed by you and an officer of the Company. This offer letter shall be governed by the internal substantive laws, but not the choice of law rules, of the State of Texas. This offer is contingent upon a successful professional reference check and a clear background check. Please see the attached Background Consent form for the extent of the background check which ranges from criminal to credit history.

Should you have concerns about the potential outcome of the background check, please let us know. We will allow for the results to be returned and your offer to be finalized prior to establishing your start date.

This offer, if not accepted in writing, will expire on June 18, 2010.

We look forward to you joining the Company. If the foregoing terms are agreeable, please indicate your acceptance by signing this offer letter in the space provided below and returning it and your completed and signed EPIA to our confidential fax number 512 684 1085.

Sincerely,

HomeAway.com, Inc.

By:	/s/ Lori Knowlton
Lori Knowlton
VP Human Resources

AGREED TO AND ACCEPTED:

Tom Hale

/s/ Tom Hale
Signature